                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G
                                (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
           (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1)*

                                Lightspan, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 53266T  10  3
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 26
                           Exhibit Index on Page 24

                                                              Page 2 of 26 Pages


-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel IV L.P. ("A4")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                   5    SOLE VOTING POWER
             SHARES                         2,286,028 shares, except that Accel IV Associates L.P. ("A4A"), the
          BENEFICIALLY                      general partner of A4, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and Swartz Family Partnership L.P. ("SFP"), James W. Breyer
             PERSON                         ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
              WITH                          Paul H. Klingenstein ("Klingenstein"), Arthur C. Patterson
                                            ("Patterson"), G. Carter Sednaoui ("Sednaoui") and James R. Swartz
                                            ("Swartz"), the general partners of A4A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                       6    SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                       7    SOLE DISPOSITIVE POWER
                                            2,286,028 shares, except that A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares, and SFP, Breyer,
                                            Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   2,286,028
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  5.0%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                            PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 26 Pages


-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel IV Associates L.P. ("A4A")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)    [_]   (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------

           NUMBER OF                   5    SOLE VOTING POWER
             SHARES                         2,286,028 shares, all of which are directly owned by Accel IV L.P.
          BENEFICIALLY                      ("A4").  A4A, the general partner of A4, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and Swartz Family Partnership L.P.
             PERSON                         ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene
              WITH                          D. Hill, III ("Hill"), Paul H. Klingenstein ("Klingenstein"), Arthur
                                            C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui") and James
                                            R. Swartz ("Swartz"), the general partners of A4A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                       6    SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                       7    SOLE DISPOSITIVE POWER
                                            2,286,028 shares, all of which are directly owned by A4.  A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson,
                                            Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,286,028
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                         [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.0%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                     PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 26 Pages

-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel Keiretsu L.P. ("AK")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)    [_]     (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                   5    SOLE VOTING POWER
             SHARES                         47,416 shares, except that Accel Partners & Co. Inc. ("AP&C"), the
          BENEFICIALLY                      general partner of AK, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and James W. Breyer ("Breyer"), Arthur C. Patterson
             PERSON                         ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and James R. Swartz
              WITH                          ("Swartz"), the officers of AP&C, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                       6    SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                       7    SOLE DISPOSITIVE POWER
                                            47,416 shares, except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           47,416
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.1%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                   PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 26 Pages

-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel Partners & Co. Inc. ("AP&C")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                   5    SOLE VOTING POWER
             SHARES                         47,416 shares, all of which are directly owned by Accel Keiretsu L.P.
          BENEFICIALLY                      ("AK").  AP&C, the general partner of AK, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Arthur C.
             PERSON                         Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and
              WITH                          James R. Swartz ("Swartz"), the officers of AP&C, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                       6    SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                       7    SOLE DISPOSITIVE POWER
                                            47,416 shares, all of which are directly owned by AK.  AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           47,416
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  CO
-------------------------------------------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 26 Pages

-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel Investors '92 L.P. ("AI92")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)    [_]    (b)    [X}
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                   5    SOLE VOTING POWER
             SHARES                         42,284 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
          BENEFICIALLY                      ("Evnin"), Eugene D. Hill, III ("Hill"), Paul H. Klingenstein
    OWNED BY EACH REPORTING                 ("Klingenstein"), Arthur C. Patterson ("Patterson"), G. Carter
             PERSON                         Sednaoui ("Sednaoui") and James R. Swartz ("Swartz"), the general
              WITH                          partners of AI92, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                       6    SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                       7    SOLE DISPOSITIVE POWER
                                            42,284 shares, except that Breyer, Evnin, Hill, Klingenstein,
                                            Patterson, Sednaoui and Swartz, the general partners of AI92, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           42,284
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 26 Pages

-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel Investors '93 L.P. ("AI93")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)    [_]    (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                   5    SOLE VOTING POWER
             SHARES                         92,337 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
          BENEFICIALLY                      ("Evnin"), Paul H. Klingenstein ("Klingenstein"), Arthur C. Patterson
    OWNED BY EACH REPORTING                 ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and James R. Swartz
             PERSON                         ("Swartz"), the general partners of AI93, may be deemed to have shared
              WITH                          power to vote these shares.

                                -----------------------------------------------------------------------------------
                                       6    SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                       7    SOLE DISPOSITIVE POWER
                                            92,337 shares, except that Breyer, Evnin, Klingenstein, Patterson,
                                            Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           92,337
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 26 Pages

-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Swartz Family Partnership L.P. ("SFP")
             Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                   5    SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING            6    SHARED VOTING POWER
             PERSON                         2,286,028 shares, all of which are directly owned by Accel IV L.P.
              WITH                          ("A4").  SFP is a general partner of Accel IV Associates L.P.
                                            ("A4A"), the general partner of A4, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                       7    SOLE DISPOSITIVE POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            2,286,028 shares, all of which are directly owned by A4.  SFP is a general partner of A4A, the general partner of A4, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           2,286,028
------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [_]
------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         5.0%
------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                   PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 26 Pages


------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel Japan L.P. ("AJ")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         56,378 shares, except that Accel Japan Associates, L.P. ("AJA"), the
          BENEFICIALLY                      general partner of AJ, may be deemed to have sole power to vote
    OWNED BY EACH REPORTING                 these shares, and James W. Breyer ("Breyer"), Paul H. Klingenstein
             PERSON                         ("Klingenstein"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
              WITH                          ("Sednaoui"), and James R. Swartz ("Swartz"), the general partners of AJA, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            56,378 shares, except that AJA, the general partner of AJ, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Klingenstein, Patterson, Sednaoui, and Swartz, the general partners of AJA, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           56,378
------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.1%
------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*  PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 26 Pages

------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel III L.P. ("A3")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         606,062 shares, except that Accel III Associates L.P. ("A3A"), the
          BENEFICIALLY                      general partner of A3, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and James W. Breyer ("Breyer"), Paul H. Klingenstein
             PERSON                         ("Klingenstein"), Arthur C. Patterson ("Patterson"), G. Carter
              WITH                          Sednaoui ("Sednaoui ") and James R. Swartz ("Swartz"), the general partners of A3A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            606,062 shares, except that A3A, the general partner of A3, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Klingenstein, Patterson, Sednaoui and Swartz, the general partners of
                                            A3A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           606,062
------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         1.3%
------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                   PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 26 Pages

------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel Japan Associates L.P. ("AJA")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         56,378 shares, all of which are directly owned by Accel Japan L.P.
          BENEFICIALLY                      ("AJ").  AJA, the general partner of AJ, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Paul H.
             PERSON                         Klingenstein ("Klingenstein"), Arthur C. Patterson ("Patterson"), G.
              WITH                          Carter Sednaoui ("Sednaoui") and James R. Swartz ("Swartz"), the
                                            general partners of AJA, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            56,378 shares, all of which are directly owned by AJ. AJA, the general partner of AJ, may be deemed to have sole power to dispose of these shares, and Breyer, Klingenstein, Patterson, Sednaoui and Swartz, the
                                            general partners of AJA, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           56,738
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.1%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 26 Pages

------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel III Associates L.P. ("A3A")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         606,062 shares, all of which are directly owned by Accel III L.P.
          BENEFICIALLY                      ("A3").  A3A, the general partner of A3, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Paul H.
             PERSON                         Klingenstein ("Klingenstein"), Arthur C. Patterson ("Patterson"), G.
              WITH                          Carter Sednaoui ("Sednaoui ") and James R. Swartz ("Swartz"), the
                                            general partners of A3A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            606,062 shares, all of which are directly owned by A3.  A3A, the general partner of A3, and Breyer, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A3A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           606,062
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
-------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         1.3%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 26 Pages

-------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             James W. Breyer ("Breyer")
             Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
-------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF              5  SOLE VOTING POWER
                                     0 shares
                                ----------------------------------------------------------------------------------
             SHARES               6  SHARED VOTING POWER
          BENEFICIALLY               3,130,505 shares, of which 2,286,028 are directly owned by Accel IV
    OWNED BY EACH REPORTING          L.P. ("A4"), 47,416 are directly owned by Accel Keiretsu L.P. ("AK"),
             PERSON                  42,284 are directly owned by Accel Investors '92 L.P. ("AI92"),
              WITH                   92,337 are directly owned by Accel Investors '93 L.P. ("AI93"), 56,378 are directly held by Accel Japan L.P. ("AJ"), and 606,062 are directly owned by
                                     Accel III L.P. ("A3").  Breyer is a general partner of Accel IV Associates
                                     L.P. ("A4A"), the general partner of A4, an officer of Accel Partners & Co.
                                     ("AP&C"), the general partner of AK, a general partner of AI92, a general partner of AI93, a general partner of Accel Japan Associates L.P. ("AJA"), the general partner of AJ, and a general partner of Accel III Associates
                                     L.P.("A3A"), the general partner of A3 and may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     0 shares
                                -----------------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     3,130,505 shares, of which 2,286,028 are directly owned by A4, 47,416 are directly owned by AK, 42,284 are directly owned by AI92, 92,337 are directly owned by AI93, 56,378 are directly owned by AJ, and 606,062 are directly owned by A3. Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of
                                     AI92, a general partner of AI93, a general partner of AJA, the general partner of AJ, and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           3,130,505
-------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             6.7%
-------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  IN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 26 Pages

-----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Luke B. Evnin ("Evnin")
             Tax ID Number:
-----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
-----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
-----------------------------------------------------------------------------------------------------------
           NUMBER OF              5  SOLE VOTING POWER
                                     0 shares
                                ---------------------------------------------------------------------------
             SHARES               6  SHARED VOTING POWER
          BENEFICIALLY               2,420,649 shares, of which 2,286,028 are directly owned by Accel IV
    OWNED BY EACH REPORTING          L.P. ("A4"), 42,284 are directly owned by Accel Investors '92 L.P.
             PERSON                  ("AI92") and 92,337 are directly owned by Accel Investors '93 L.P.
              WITH                   ("AI93"). Evnin is a general partner of Accel IV Associates L.P.
                                     ("A4A"), the general partner of A4, a general partner of AI92 and a general partner of AI93 and may be deemed to have shared power to vote these shares.
                                ---------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     0 shares
                                ---------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     2,420,649 shares, of which 2,286,028 are directly owned by A4, 42,284 are directly owned by AI92 and 92,337 are directly owned by AI93.
                                     Evnin is a general partner of A4A, the general partner of A4, a general partner of AI92 and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.
-----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           2,420,649
-----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [_]
-----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             5.3%
-----------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                   IN
-----------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 15 of 26 Pages

------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Eugene D. Hill, III ("Hill")
             Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]     (b)    [X]
------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------------------------------------------------------------------------------------
                                         5  SOLE VOTING POWER
                                            0 shares
           NUMBER OF            ----------------------------------------------------------------------------------
             SHARES                      6  SHARED VOTING POWER
          BENEFICIALLY                      2,328,312 shares, of which 2,286,028 are directly owned by Accel IV
    OWNED BY EACH REPORTING                 L.P. ("A4"), and 42,284 are directly owned by Accel Investors '92 L.P.
             PERSON                         ("AI92"). Hill is a general partner of Accel IV Associates L.P. ("A4A"),
              WITH                          the general partner of A4, and a general partner of AI92 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            2,328,312 shares, of which 2,286,028 are directly owned by A4, and
                                            42,284 are directly owned by AI92.  Hill is a general partner of A4A, the general partner of A4, and a general partner of AI92 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           2,328,312
------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                           [_]
------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         5.1%
------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                   IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 16 of 26 Pages

------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Paul H. Klingenstein ("Klingenstein")
             Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [_]    (b)    [X]
------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------------------------------------------------------------------------------------
                                         5  SOLE VOTING POWER
                                            0 shares
           NUMBER OF            ----------------------------------------------------------------------------------
             SHARES                      6  SHARED VOTING POWER
          BENEFICIALLY                      3,083,089 shares, of which 2,286,028 are directly owned by Accel IV
    OWNED BY EACH REPORTING                 L.P. ("A4"), 42,284 are directly owned by Accel Investors '92 L.P.
             PERSON                         ("AI92"), 92,337 are directly owned by Accel Investors '93 L.P.
              WITH                          ("AI93"), 56,378 are directly owned by Accel Japan ("AJ") and 606,062 are directly owned by Accel III L.P. ("A3").  Klingenstein is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, a general partner of AI92, a general partner of AI93, a general partner of Accel Japan Associates L.P. ("AJA"), the general partner of AJ and a general partner of Accel III Associates L.P.
                                            ("A3A"), the general partner of A3 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                              ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            3,083,089 shares, of which 2,286,028 are directly owned by A4, 42,284 are directly owned by AI92, 92,337 are directly owned by AI93, 56,378 are directly owned by AJ and 606,062 are directly owned by A3.
                                            Klingenstein is a general partner of A4A, the general partner of A4, a general partner of AI92, a general partner of AI93, a general partner of AJA, the general partner of AJ and a general partner of
                                            A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           3,083,089
------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                           [_]
------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           6.7%
------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                     IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 17 of 26 Pages

-----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Arthur C. Patterson ("Patterson")
             Tax ID Number:
-----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)    [_]    (b)    [X]
-----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
-----------------------------------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
                                     54,904 shares, all of which are directly owned by Ellmore C.
                                     Patterson Partners ("ECPP").  Patterson is the general partner of
                                     ECPP and may be deemed to have sole power to vote the shares held by
                                     ECPP.
           NUMBER OF            ---------------------------------------------------------------------------
             SHARES               6  SHARED VOTING POWER
          BENEFICIALLY               3,130,505 shares, of which 2,286,028 are directly owned by Accel IV
    OWNED BY EACH REPORTING          L.P. ("A4"), 47,416 are directly owned by Accel Keiretsu L.P. ("AK"),
             PERSON                  42,284 are directly owned by Accel Investors '92 L.P. ("AI92"),
              WITH                   92,337 are directly owned by Accel Investors '93 L.P. ("AI93"),
                                     56,378 are directly owned by Accel Japan ("AJ") and 606,062 are directly owned by Accel III L.P. ("A3").  Patterson is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of
                                     A4, an officer of Accel Partners & Co. ("AP&C"), the general partner of AK, a general partner of AI92, a general partner of AI93, a general partner of Accel Japan Associates L.P. ("AJA"), the general partner of AJ and a general partner of Accel III Associates L.P.
                                     ("A3A"), the general partner of A3 and may be deemed to have shared power to vote these shares.
                                ---------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     54,904 shares, all of which are directly owned by Ellmore C.
                                     Patterson Partners ("ECPP").  Patterson is the general partner of
                                     ECPP and may be deemed to have sole power to vote the shares held by
                                     ECPP.
                                ---------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     3,130,505 shares, of which 2,286,028 are directly owned by A4, 47,416 are directly owned by AK, 42,284 are directly owned by AI92, 92,337 are directly owned by AI93, 56,378 are directly owned by AJ and
                                     606,062 are directly owned by A3. Patterson is a general partner of
                                     A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI92, a general partner of AI93, a general partner of AJA, the general partner of AJ and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
-----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           3,185,409
-----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                           [_]
-----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            6.9%
-----------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  IN
-----------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 18 of 26 Pages

-----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             G. Carter Sednaoui ("Sednaoui")
             Tax ID Number:
-----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)    [_]    (b)    [X]
-----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
-----------------------------------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
                                     0 shares
           NUMBER OF            ---------------------------------------------------------------------------
             SHARES               6  SHARED VOTING POWER
          BENEFICIALLY               3,130,505 shares, of which 2,286,028 are directly owned by Accel IV
    OWNED BY EACH REPORTING          L.P. ("A4"), 47,416 are directly owned by Accel Keiretsu L.P. ("AK"),
             PERSON                  42,284 are directly owned by Accel Investors '92 L.P. ("AI92"),
              WITH                   92,337 are directly owned by Accel Investors '93 L.P. ("AI93"),
                                     56,378 are directly owned by Accel Japan L.P. ("AJ"), and
                                     606,062 are directly owned by Accel III L.P. ("A3"). Sednaoui is a general partner of Accel IV Associates L.P. ("A4A"), the general partner of A4, an officer of Accel Partners & Co. ("AP&C"), the general partner of AK, a general partner of AI92, a general partner of AI93, a general partner of Accel Japan Associates L.P. ("AJA"), the general partner of AJ, and a general partner of Accel III Associates L.P.
                                     ("A3A"),  the general partner of A3 and may be deemed to have shared power to vote these shares.
                                ---------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     0 shares
                                ---------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     3,130,505 shares, of which 2,286,028 are directly owned by A4, 47,416 are directly owned by AK, 42,284 are directly owned by AI92, 92,337 are directly owned by AI93, 56,378 are directly owned by AJ, and 606,062 are directly owned by A3. Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI92, a general partner of AI93, a general partner of AJA, the general partner of AJ, and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
-----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           3,130,505
-----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                           [_]
-----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            6.7%
-----------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                  IN
-----------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 19 of 26 Pages

------------------------------------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             James R. Swartz ("Swartz")
             Tax ID Number:
------------------------------------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)    [_]    (b)    [X]
------------------------------------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------------------------------------------------------------------------------------------------------

                                          5  SOLE VOTING POWER
                                             0 shares.
         NUMBER OF                  ------------------------------------------------------------------------------------------------
          SHARES                          6  SHARED VOTING POWER
       BENEFICIALLY                          3,130,505 shares, of which 2,286,028 are directly owned by Accel IV L.P. ("A4"), 47,416
 OWNED BY EACH REPORTING                     are directly owned by Accel Keiretsu L.P. ("AK"), 42,284 are directly owned by Accel
         PERSON                              Investors '92 L.P. ("AI92"), 92,337 are directly owned by Accel Investors '93 L.P.
          WITH                               ("AI93"), 56,378 are directly owned by Accel Japan ("AJ") and 606,062 are directly owned by Accel III L.P. ("A3"). Swartz is a general partner of Accel IV Associates L.P.
                                             ("A4A"), the general partner of A4, an officer of Accel Partners & Co. ("AP&C"), the general partner of AK, a general partner of AI92, a general partner of AI93, a general partner of Accel Japan Associates L.P. ("AJA"), the general partner of AJ and a general partner of Accel III Associates L.P.("A3A"), the general partner of A3 and may be deemed to have shared power to vote these shares.
                                  --------------------------------------------------------------------------------------------------

                                          7  SOLE DISPOSITIVE POWER
                                             0 shares.
                                  --------------------------------------------------------------------------------------------------

                                          8  SHARED DISPOSITIVE POWER
                                             3,130,505 shares, of which 2,286,028 are directly owned by A4, 47,416 are directly owned by AK, 42,284 are directly owned by AI92, 92,337 are directly owned by AI93,
                                              56,378 are directly owned by AJ and 606,062 are directly owned by A3. Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI92, a general partner of AI93, a general partner of AJA, the general partner of AJ and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                   3,130,505
------------------------------------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                   [_]
------------------------------------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                6.8%
------------------------------------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                          IN
------------------------------------------------------------------------------------------------------------------------------------

               *     SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 20 of 26 Pages

ITEM 1(A).  NAME OF ISSUER
            --------------
            Lightspan, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            10140 Campus Point Drive
            San Diego, CA 92121

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"); Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"); Accel Keiretsu L.P., a Delaware limited partnership ("AK"); Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"); Accel Investors '93 L.P., a Delaware limited partnership ("AI93"); Accel Investors '92 L.P., a Delaware limited partnership ("AI92"); Accel III L.P., a Delaware limited partnership ("A3"); Accel III Associates L.P., a Delaware limited partnership and the general partner of A3 ("A3A"); Accel Japan L.P. ("AJ"); Accel Japan Associates L.P., a Delaware limited partnership and the general partner of AJ ("AJA"); the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A; James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C, a general partner of AI92, a general partner of AI93, a general partner of AJA, and a general partner of A3A; Luke B. Evnin ("Evnin"), a general partner of A4A, a general partner of AI92 and a general partner of AI93; Eugene D. Hill, III ("Hill"), a general partner of A4A, and a general partner of AI92; Paul H. Klingenstein ("Klingenstein"), a general partner of A4A, a general partner of AI92, a general partner of AI93, a general partner of AJA and a general partner of A3A; Arthur C. Patterson ("Patterson"), a general partner of A4A, an officer of AP&C, a general partner of AI92, a general partner of AI93, a general partner of AJA, a general partner of AJA and a general partner of A3A; G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C, a general partner of AI92, a general partner of AI93, a general partner of AJA, and a general partner of A3A; James R. Swartz ("Swartz"), a general partner of SFP, A4A, an officer of AP&C, a general partner of AI92, a general partner of AI93, a general partner of AJA and a general partner of A3A. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. A3A, the general partner of A3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A3. AJA, the general partner of AJ may be deemed to have sole power to vote and sole power to dispose of the shares directly owned by AJ. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Klingenstein, Patterson, Sednaoui and Swartz are partners of A3A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A3. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI93 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI93. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI92 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI92.
            Breyer, Klingenstein, Patterson, Sednaoui, and Swartz are general partners of AJA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AJ.

                                                             Page 21 of 26 Pages


ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP
            -----------

            A3, A4, AJ, AK, AI92, AI93, A3A, A4A, AJA, ECPP and SFP are Delaware limited partnerships. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP No.  53226T  10  3

ITEM 3.  Not Applicable
         --------------

ITEM 4.  OWNERSHIP
         ---------

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

             (a)  Amount beneficially owned:
                  -------------------------

                  See Row 9 of cover page for each Reporting Person.

             (b)  Percent of Class:
                  ----------------

                  See Row 11 of cover page for each Reporting Person.

             (c)  Number of shares as to which such person has:
                  --------------------------------------------

                        (i)  Sole power to vote or to direct the vote:
                             ----------------------------------------

                             See Row 5 of cover page for each Reporting Person.

                        (ii) Shared power to vote or to direct the vote:
                             ------------------------------------------

                             See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              --------------------------------------------------
                              of:
                              --

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared power to dispose or to direct the
                              ----------------------------------------
                              disposition of:
                              --------------

                                                             Page 22 of 26 Pages

                         See Row 8 of cover page for each Reporting Person.

             ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                      --------------------------------------------

                      If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [_].

             ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                      --------------------------------------------------------
                      PERSON.
                      ------

                      Under certain circumstances set forth in the partnership agreements of A4, AK, AI92, A4A, ECPP, SFP, AI93, AJ, AJA, A3 and A3A, and the operating agreements of AP&C, the general partners or shareholders, as the case may be, of each of such entities have the right to receive dividends from, or the proceeds from the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

             ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                      ---------------------------------------------------------
                      ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                      -----------------------------------------------------
                      HOLDING COMPANY
                      ---------------

                      Not applicable.

             ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                      ---------------------------------------------------------

                      Not applicable

             ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
                      ------------------------------

                      Not applicable

             ITEM 10. CERTIFICATION.
                      -------------

                      Not applicable

                                                             Page 23 of 26 Pages


                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 21, 2001

Entities:  Accel III L.P.
           Accel IV L.P.
           Accel Japan L.P.
           Accel Keiretsu L.P.
           Accel Investors '92 L.P.
           Accel Investors '93 L.P.
           Accel III Associates L.P.
           Accel IV Associates L.P.
           Accel Japan Associates L.P.
           Accel Partners & Co.
           Swartz Family Partnership L.P.

                                            By:  /s/ G. Carter Sednaoui
                                               -------------------------
                                                  G. Carter Sednaoui,
                                                  Attorney-in-fact for the
                                                  above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Paul H. Klingenstein
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz               By:  /s/ G. Carter Sednaoui
                                              -------------------------
                                                 G. Carter Sednaoui,
                                                 Attorney-in-fact for the
                                                 above-listed individuals

                                                             Page 24 of 26 Pages


                                 EXHIBIT INDEX
                                 -------------

                                                                                            Found on Sequentially
Exhibit                                                                                         Numbered Page
-------                                                                                     ---------------------
Exhibit A:  Agreement of Joint Filing                                                                 25


Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                       26